Exhibit 99.1

NMT Medical Announces Revised Third Quarter and Year End 2008 Revenue Guidance

BOSTON--(BUSINESS WIRE)--NMT Medical, Inc. (NASDAQ: NMTI) today announced revised revenue guidance for the third quarter and full year 2008.

For the three month period ended September 30, 2008, NMT expects to report revenues of approximately $4.1 million. For the full year 2008, management currently expects total revenue in the range of approximately $18 to $19 million. On August 5, 2008, NMT provided revenue guidance for the third quarter of 2008 in the range of $4.8 to $5.2 million, and revenue guidance for the full year of approximately $19 to $20 million.

“Although our revenues in the third quarter are below our expectations, we remain encouraged about the growth potential of our implant technologies,” said President and Chief Executive Officer John E. Ahern. “We believe we are expanding our commercial market share, but several patent foramen ovale (PFO) clinical trials are in progress in Europe, and we are competing for the same patient subset. In addition, the frequency of percutaneous valve repair procedures continues to dominate the available cath-lab time.”

“As we have stated in the past, we believe we have the cash necessary to complete our ongoing trials and to bring our products to market,” said Ahern. “We are maintaining our cash, cash equivalents and marketable securities guidance of approximately $16 million at December 31, 2008. We recently received an initial $500,000 payment related to the patent litigation settlement with Cardia, Inc., which was settled in May 2008. As previously announced, Cardia agreed to pay a total of $2.25 million.”

The Company expects to release its third-quarter 2008 financial results during the week of November 3, 2008. A separate news release will be issued to announce the specific date and the details for the live conference call.

The revenue guidance provided in this news release is subject to change and is based on management’s estimates derived from the information available at this time.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT is currently investigating the potential connection between a common heart defect that allows a right to left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as embolic stroke, transient ischemic attacks (TIAs) and migraine headaches. A common right to left shunt can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 28,000 PFOs have been treated globally with NMT's minimally invasive, catheter-based implant technology.

Stroke is the third leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA. The prevalence of migraines in the United States is about 10%. Of the 28 million migraine sufferers in America, those who experience aura and have a PFO may represent a three million patient subset.

For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including statements regarding the timing, cost, rate and amount of patient enrollment, clinical status, and outcome of the Company’s CLOSURE I trial, as well as its BioSTAR® and BioTREK™ programs, the Company’s financial and sales expectations (including the anticipated geographic break out of such sales), profitability expectations and cash position, expansion of the Company’s cardiovascular business and market opportunities, including stroke, TIAs and migraines and any other new applications for the Company’s technology or products, regulatory approvals for the Company’s products in the United States and abroad and the Company’s investment in product development - involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company's ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration and foreign regulatory agencies, as well as risk factors discussed under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, Quarterly Report on Form 10-Q for the period ended June 30, 2008 and subsequent filings with the U.S. Securities and Exchange Commission.

CONTACT:
NMT Medical, Inc.
Richard E. Davis, 617-737-0930
Executive Vice President & Chief Financial Officer
red@nmtmedical.com